Exhibit 10.1

EXECUTION VERSION

$50,000,000

CREDIT AGREEMENT

among

LIQUIDNET HOLDINGS, INC.,

as Borrower,

The Lenders referred to herein,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of April 30, 2008

J.P. MORGAN SECURITIES INC.,

as Sole Lead Arranger and Sole Bookrunner

3.19	Labor Matters	28

SECTION 4. CONDITIONS PRECEDENT		28

4.1	Conditions to Initial Extension of Credit	28
4.2	Conditions to Each Extension of Credit	29

SECTION 5. AFFIRMATIVE COVENANTS		29

5.1	Financial Statements	30
5.2	Certificates; Other Information	30
5.3	Payment of Obligations	31
5.4	Maintenance of Existence; Compliance	31
5.5	Maintenance of Property; Insurance	31
5.6	Inspection of Property; Books and Records; Discussions	31
5.7	Notices	31
5.8	Environmental Laws	32
5.9	Compliance with Regulatory Requirements	32
5.10	Additional Collateral, etc	32

SECTION 6. NEGATIVE COVENANTS		32

6.1	Financial Covenants	32
6.2	Indebtedness	33
6.3	Liens	34
6.4	Fundamental Changes	35
6.5	Disposition of Property	35
6.6	Restricted Payments	36
6.7	Capital Expenditures	37
6.8	Investments	37
6.9	Transactions with Affiliates	38
6.10	Swap Agreements	38
6.11	Changes in Fiscal Periods	38
6.12	Lines of Business	38
6.13	Optional Payments and Modifications of Certain Debt Instruments	38
6.14	Sales and Leasebacks	38
6.15	Regulations of the Board	39
6.16	Negative Pledge Clauses	39
6.17	Clauses Restricting Subsidiary Distributions	39
6.18	Changes in Name, etc	39

SECTION 7. EVENTS OF DEFAULT		39

SECTION 8. THE AGENTS		41

8.1	Appointment	41
8.2	Delegation of Duties	42
8.3	Exculpatory Provisions	42

8.4	Reliance by Administrative Agent	42
8.5	Notice of Default	42
8.6	Non-Reliance on Administrative Agent and Other Lenders	43
8.7	Indemnification	43
8.8	Administrative Agent in Its Individual Capacity	44
8.9	Successor Administrative Agent	44

SECTION 9. MISCELLANEOUS		44

9.1	Amendments and Waivers	44
9.2	Notices	45
9.3	No Waiver; Cumulative Remedies	46
9.4	Survival of Representations and Warranties	46
9.5	Payment of Expenses and Taxes	46
9.6	Successors and Assigns; Participations and Assignments	47
9.7	Withholding Tax.	50
9.8	Adjustments; Set-off.	50
9.9	Counterparts	51
9.10	Severability	51
9.11	Integration	51
9.12	GOVERNING LAW	51
9.13	Submission To Jurisdiction; Waivers	51
9.14	Acknowledgements	52
9.15	Releases of Liens	52
9.16	Confidentiality	52
9.17	WAIVERS OF JURY TRIAL	53
9.18	USA PATRIOT Act	53

SCHEDULES:

1.1A	Commitments
1.1B	Broker-Dealer Subsidiaries
3.1	Financial Disclosure
3.4	Consents, Authorizations, Filings and Notices
3.14	Subsidiaries; Capital Stock Disclosure
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.8	Existing Investments

EXHIBITS:

A	Form of Security Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Legal Opinion of Golenbock Eiseman Assor Bell & Peskoe LLP
F	Form of Legal Opinion of Howard Meyerson, Esq.
G	Form of Exemption Certificate
H	Form of Consent of Preferred Shareholders

CREDIT AGREEMENT (this “Agreement”), dated as of April 30, 2008, among LIQUIDNET HOLDINGS, INC., a Delaware corporation (the “Borrower”), the bank who is a party and banks who may become parties to this Agreement (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1.   DEFINITIONS

1.1           Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1%. For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A.., as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Administrative Agent”:  JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Revolving Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. For purposes of Section 6.9, “Affiliate” shall also include a Person with the power, directly or indirectly, to vote 20% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have expired or terminated, the amount of such Lender’s Loans then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Aggregate Indebtedness”:  “aggregate indebtedness” as such term is used in FOCUS Reports for OpCo.

“Agreement”:  as defined in the preamble hereto.

“Applicable Margin”:  1.00%, in the case of ABR Loans, and 2.00%, in the case of Eurodollar Loans.

“Approved Fund”:  as defined in Section 9.6(b).

“Assignee”:  as defined in Section 9.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit D.

“Available Revolving Commitment”:  as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Loans then outstanding.

“Benefited Lender”:  as defined in Section 9.8(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Broker-Dealer Subsidiaries”: the Subsidiaries listed on Schedule 1.1B and any other Subsidiary that becomes a registered broker-dealer after the date hereof.

“Business”:  as defined in Section 3.16(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a Capital Lease Obligation) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Closing Date”:  the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is April 30, 2008.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  the Capital Stock of OpCo owned by the Borrower and pledged pursuant to the Security Agreement, now owned or hereafter acquired.

“Commitment Fee Rate”:  0.30% per annum.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer on behalf of the Borrower substantially in the form of Exhibit B.

“Consolidated EBITDA”:  with respect to any Person for any period, Consolidated Net Income of such Person for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) all extraordinary, unusual or non-recurring non-cash charges for such period and (v) all non-cash charges associated with employee compensation for such period, minus (b) without duplication and to the extent included in determining such Consolidated Net Income, for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any other non-cash income, minus (c) any cash payments made during such period in respect of items described in clause (a)(iv) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all determined on a consolidated basis in accordance with GAAP. In the event that the Borrower or any Subsidiary shall have completed an acquisition or disposition of any material Person, division or business unit since the beginning of the relevant period, Consolidated EBITDA shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Interest Expense”:  for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”:  as at the last day of any period, the ratio of (a) Consolidated Total Debt of the Borrower on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”:  for any period, the net income or loss of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary. In the event that the Borrower or any Subsidiary shall have completed an acquisition or disposition of any material Person, division or business unit since the beginning of the relevant period, Consolidated Net Income shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Tangible Net Worth”:  at any date, all amounts that would, in conformity with GAAP, be included in the consolidated GAAP financial statements of the Borrower and its Subsidiaries under stockholders’ equity at such date, minus the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets.

“Consolidated Total Debt”:  at any date, with respect to any Person, the aggregate principal amount of all Indebtedness of such Person and its Subsidiaries at such date, determined on a consolidated basis (to the extent such Indebtedness would be included on a balance sheet prepared in accordance with GAAP) but excluding Indebtedness incurred in the ordinary course of business by Broker-Dealer Subsidiaries that is (a) secured by marketable securities under customary terms or (b) unsecured but where such Subsidiary holds, or will have the right to hold pursuant to pending securities transactions and in accordance with applicable laws and regulations, unencumbered marketable securities sufficient, at the time of the securities transaction which gave rise to any such Indebtedness, to refinance such Indebtedness in the ordinary course of business on a secured basis using such securities as collateral.

“Continuing Directors”:  the directors of the Borrower on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”:  any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Employee Stock Repurchases”:  as defined in Section 6.6(e).

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.

“ERISA Event”:  (a) any Reportable Event; (b) the existence with respect to any Plan of a Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, including any “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure by any Group Member or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (d) the incurrence by any Group Member or any  ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien (other than a Permitted Lien) in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (i) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Page LIBOR01 as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Page LIBOR01, the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: as defined in Section 7(j).

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”:  (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“FINRA”:  the Financial Industry Regulatory Authority, Inc., or any other self-regulatory body which succeeds to the functions of the Financial Industry Regulatory Authority, Inc.

“FOCUS Report”:  a Financial and Operational Combined Uniform Single Report required to be filed on a periodic basis with the SEC, or any report which is required in lieu of such report.

“Foreign Benefit Arrangement”:  any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Plan”:  each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Free Cash Flow”:  for any fiscal quarter of the Borrower, commencing with the fiscal quarter ending June 30, 2008, an amount equal to (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal quarter, (ii) all amounts attributable to depreciation and amortization expense deducted in arriving at such Consolidated Net Income, (iii) the aggregate amount of all extraordinary, unusual or non-recurring non-cash charges deducted in arriving at such Consolidated Net Income, (iv) all non-cash charges associated with employee compensation deducted in arriving at such Consolidated Net Income and (v) all cash tax expenses deducted in arriving at such Consolidated Net Income to the extent exceeding cash taxes paid during such fiscal quarter minus (b) the sum, without duplication, of (i) the aggregate amount of all non-cash income, gains or credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal quarter on account of Capital Expenditures, Permitted Acquisitions or other Investments (excluding the principal amount of Indebtedness incurred to finance the foregoing), (iii) the aggregate amount of all payments or prepayments of Indebtedness (other than Loans) made during such fiscal quarter (excluding the principal amount of Indebtedness incurred to finance the foregoing), (iv) cash taxes paid during such fiscal quarter to the extent exceeding cash tax expenses deducted in arriving at such Consolidated Net Income and (v) the aggregate amount actually paid by the Borrower during such fiscal quarter in respect of repurchases of Capital Stock pursuant to Section 6.6(e).

“Funding Office”:  the office of the Administrative Agent specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then, at the request of the Borrower or the Administrative Agent, the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to the Borrower and its Subsidiaries.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness described in clauses (a) through (g) of the definition thereof (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hong Kong Facility”: the intra-day facility entered into by Liquidnet Asia Limited with Citibank Hong Kong as in effect on the Closing Date, or any other facility which has substantially similar terms as such intra-day facility, or any refinancing, refunding, renewal, replacement or extension thereof having such similar terms.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business and (ii) earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person (excluding, except in the case of Section 7(e), any such Capital Stock which has no scheduled redemptions prior to the Revolving Termination Date), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien (other than nonconsensual inchoate Permitted Liens arising by operation of law) on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of Section 7(e) only, all obligations of such Person in respect of Swap Agreements and (k) for the purposes of Section 7(e) only, all obligations or liabilities of such Person arising from a Repo Transaction; provided, that the term “Indebtedness” shall not include (A) payments with respect to deferred employee compensation and (B) agreements providing for indemnification, for the adjustment of purchase price or for similar adjustments in connection with a Permitted Acquisition or a Disposition permitted by Section 6.5.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges in the nature of intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December (or, if an Event of Default has occurred and is continuing, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not select an Interest Period that would extend beyond the Revolving Termination Date;

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)          the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”:  as defined in Section 6.8.

“Lead Arranger”:  J.P. Morgan Securities Inc.

“Lenders”:  as defined in the preamble hereto.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loans”:  as defined in Section 2.1(a).

“Loan Documents”:  this Agreement, the Security Agreement, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Material Adverse Effect”:  any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, property, or financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder in a manner materially adverse to the Administrative Agent or the Lenders.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”:  as defined in the definition of “Cash Equivalents”.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Capital”: “net capital” as such term is used in FOCUS Reports for OpCo.

“Net Proceeds”:  in connection with any issuance or sale of Capital Stock by an issuer, the proceeds received by such issuer from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions, finder’s and success fees and other customary fees and expenses actually incurred in connection therewith; provided that there shall not be included in Net Proceeds proceeds received by the Borrower to the extent such proceeds are in respect of sales of treasury Capital Stock of the Borrower acquired from current or former employees, directors, consultants or other service providers of the Borrower or a Subsidiary thereof for the purpose of facilitating sales of Capital Stock of the Borrower by such employee, director, consultant or other service provider.

“Non-Excluded Taxes”:  as defined in Section 2.13(a).

“Non-U.S. Lender”:  as defined in Section 2.13(d).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“OpCo”:  Liquidnet, Inc.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”:  as defined in Section 9.6(c).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”:  any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Permitted Acquisition”: any acquisition of all or substantially all the assets of, or shares or other equity interests in, a Person or division or line of business of a Person that is either (x) in the same line of business of the Borrower and its Subsidiaries, taken as a whole, or (y) in a line of business that is not substantially different from those lines of businesses conducted by the Borrower and its Subsidiaries, taken as a whole, on the Closing Date or any business similar, ancillary, complementary or otherwise reasonably related thereto or that is a reasonable extension, development or expansion thereof, if immediately after giving effect thereto:  (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) any acquired or newly formed corporation, partnership, association or other business entity shall be a Subsidiary and (c) the Borrower and the Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Section 6.1 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and the Subsidiaries as if such acquisition and related financings or other transactions had occurred on the first day of each relevant period for testing such compliance (except that for purposes of this clause (c) the Consolidated Leverage Ratio required under Section 6.1(a) shall be deemed to be 0.10 lower than as set forth therein).

“Permitted Dividend”:  a one-time cash distribution to be made by Borrower from funds existing at Borrower and/or any Subsidiary prior to the Closing Date in the amount of $53,000,000, subject to adjustment at the Borrower’s discretion by an amount equal to $1,000,000, during the second quarter of the Borrower’s fiscal year ended December 31, 2008.

“Permitted Investors”:  means each of:  (i) Seth Merrin; (ii) each of his spouse, siblings, ancestors, descendants (whether by blood, marriage or adoption, and including stepchildren) and the spouses, siblings, ancestors and descendants thereof (whether by blood, marriage or adoption, and including stepchildren) of such natural persons, the beneficiaries, estates and legal representatives of any of the foregoing, the trustee of any bona fide trust of which any of the foregoing, individually or in the aggregate, are the majority in interest beneficiaries or grantors, and any corporation, partnership, limited liability company or other Person in which any of the foregoing, individually or in the aggregate, own or control a majority in interest; and (iii) all Affiliates controlled by Seth Merrin and all other Persons holding Capital Stock of the Borrower to the extent Seth Merrin or an Affiliate controlled by Seth Merrin has the power to vote, or direct the voting, of such shares of Capital Stock, whether by proxy, Contractual Obligation or otherwise.

“Permitted Lien”:  as defined in Section 6.3.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is  an “employer” as defined in Section 3(5) of ERISA.

“Preferred Shareholders”:  as defined in Section 4.1(b).

“pro forma”:  all pro forma computations required to be made hereunder giving effect to any acquisition, investment, sale, disposition, merger or similar event shall reflect on a pro forma basis such event and, to the extent applicable and to the extent reasonably available, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, and may also reflect any projected synergies or similar benefits expected to be realized as a result of such event to the extent such synergies or similar benefits would be permitted to be reflected in financial statements prepared in compliance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended.

“Prohibited Transaction”:  as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Properties”: as defined in Section 3.16(a).

“Register”:  as defined in Section 9.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repo Transaction”: repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell backs agreements, securities lending and borrowing agreements and any other agreement or transaction similar to those referred to above in this definition.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, ..32, .34 or .35 of PBGC Reg. § 4043, with respect to a Pension Plan.

“Required Lenders”:  at any time, the holders of more than 50% of (a) until the Closing Date, the Revolving Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Total Loans then outstanding, and (ii) the Available Revolving Commitments.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, chief operating officer, chief financial officer or executive vice president of the Borrower.

“Restricted Payments”:  as defined in Section 6.6.

“Revolving Commitment”:  as to any Lender, the obligation of such Lender to make Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Commitment Period”:  the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Percentage”:  as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding.

“Revolving Termination Date”:  April 29, 2009.

“S&P”:  as defined in the definition of “Cash Equivalents”.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Agreement”:  the Security Agreement to be executed and delivered by the Borrower, substantially in the form of Exhibit A.

“Specified Swap Agreement”:  any Swap Agreement entered into by the Borrower and any Lender or affiliate thereof.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Total Loans”:  at any time, the aggregate amount of the Loans of the Lenders outstanding at such time.

“Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments then in effect.

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”:  the United States of America.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

1.2           Other Definitional Provisions.  Unless otherwise defined therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(a)  As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(b)  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.   AMOUNT AND TERMS OF COMMITMENTS

2.1           Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount of such Lender’s Revolving Commitment.  During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.6.

(b)  The Borrower shall repay all outstanding Loans on the Revolving Termination Date.

2.2           Procedure for Borrowing.   The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or more (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or more.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3                                 Commitment Fees, etc.

(a)   The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b)  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements executed by Borrower with the Administrative Agent and to perform any other obligations contained therein.

2.4                                 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Loans then outstanding would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to or greater than $1,000,000, and shall reduce permanently the Revolving Commitments then in effect.

2.5                                 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount equal to or greater than $1,000,000.

2.6                                 Conversion and Continuation Options.

(a)   The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)  Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the

Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.7                                 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be greater than or equal to $1,000,000 and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.8                                 Interest Rates and Payment Dates.

(a)   Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)  Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)  (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.9                                 Computation of Interest and Fees.

(a)   Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of demonstrable error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.8 (a).

2.10                           Inability to Determine Interest Rate. If prior to the first day of any Interest Period the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (i) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (ii) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (iii) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Such notice shall be promptly withdrawn at such time as the circumstances described in the first sentence of this Section 2.10 no longer apply. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.11                           Pro Rata Treatment and Payments.

(a)   Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the Revolving Percentages of the Lenders at the time thereof.

(b)  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans, as the case may be, then held by the Lenders.

(c)  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Loan which was the subject of such non payment by Lender, within five Business Days of written demand, upon the Borrower.

(e)  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.12                           Requirements of Law.

(a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)  shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.13 and changes in the rate of tax on the overall net income of such Lender);

(ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)  shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)  If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such reduced rate of return, the affected Lender shall use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.12(b).

(c)  A certificate specifying in reasonable detail as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of demonstrable error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.13                           Taxes.

(a)  All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, promptly thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, evidence of payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d)  Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)  A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)  If the Administrative Agent or any Lender determines, in its reasonable discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall promptly notify the Borrower and pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant

Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14                           Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or reasonable expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of demonstrable error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15                           Obligations to Mitigate. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12 or 2.13(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.12 or 2.13(a).

2.16                           Replacement of Lenders.

(a)                                  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.12 or 2.13(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.15 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.12 or 2.13(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.14 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.12 or 2.13 (a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)  If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 9.1 (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of at least the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (b) being referred to as a “Non-Consenting Lender”), then, a Person designated by the Borrower and reasonably acceptable to the Administrative Agent, shall have the right (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to such Person, all of the Loans and Revolving Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated at par pursuant to an Assignment and Assumption; provided that such Person shall not be the Borrower or any of its Affiliates.

SECTION 3.   REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1                                 Financial Condition. The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2006 and December 31, 2007, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PriceWaterhouseCoopers, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The audited balance sheet of OpCo as at December 31, 2007, and the related statements of income and of cash flows for the fiscal years ended on such date, reported on by and accompanied by an unqualified report from PriceWaterhouseCoopers, present fairly in all material respects the financial condition of OpCo as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal year then ended. The contents of the FOCUS Reports of OpCo for the periods ended March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007, copies of which have been furnished to the Lenders, are correct in all material respects as of the date thereof. All such financial statements (except for the FOCUS Reports), including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and, to the extent required by GAAP, disclosed therein). As of the Closing Date, except as set forth on Schedule 3.1, the Borrower and its Subsidiaries, taken as a whole, have no material Guarantee Obligations, material contingent liabilities or material liabilities for taxes, or any material long-term leases or any material interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph or referred in the notes thereto to the extent required in accordance with GAAP to be so reflected or that were incurred since December 31, 2007 in the ordinary course of business. During the period from December 31, 2007 to and including the date hereof there has been no Disposition of any material part of its business or property.

3.2                                 No Change. Since December 31, 2007, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

3.3                                 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or similar power and authority, and the legal right, to own and operate its material property, to lease the material property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of clauses (c) and (d) above, to the extent that the failure to comply therewith would not reasonably, in the aggregate, be expected to have a Material Adverse Effect.

3.4                                 Power; Authorization; Enforceable Obligations. The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents and to obtain extensions of credit hereunder. The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents and to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority, FINRA or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5                                 No Legal Bar. Except as set forth on Schedule 3.4, the execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Agreement).

3.6                                 Litigation. No litigation or proceeding of or before any arbitrator or Governmental Authority or the FINRA is pending or, to the knowledge of the Borrower, threatened by or against, nor to the knowledge of the Borrower is there any investigation by any arbitrator, Governmental Authority or the FINRA of, any Group Member or against any of their respective properties or revenues (a) that challenges the Borrower’s right or power to enter into or perform any of its obligations under any Loan Documents or the validity or enforceability thereof or any of the transactions contemplated hereby or thereby, or (b) that would, if adversely determined, reasonably be expected to have a Material Adverse Effect.

3.7           No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

3.8           Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except in each case as would not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 6.3.

3.9           Intellectual Property.  Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except in each case as would not reasonably be expected to have a Material Adverse Effect, and no claim in writing has been asserted and is pending before any Governmental Authority by any Person challenging or questioning the use by any Group Member of any Intellectual Property or the validity or effectiveness of any Intellectual Property, and to the Borrower’s knowledge the use of Intellectual Property by each Group Member does not infringe on the Intellectual Property Rights of any Person in any respect, except in each case as would not reasonably be expected to have a Material Adverse Effect.

3.10         Taxes.  Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns and any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member.  To the knowledge of the Borrower, no tax lien (other than any immaterial tax lien) has been filed and no material claim is being asserted in writing by any Governmental Authority with respect to any such tax, fee or other charge.

3.11         Federal Regulations.

(a)  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

(b)  Each Broker-Dealer Subsidiary that is a Domestic Subsidiary is a broker and dealer subject to the provisions of Regulation T of the Board.  Each Broker-Dealer Subsidiary that extends purpose credit to customers (as those terms are defined in Regulation T) maintains procedures and internal controls reasonably designed to ensure that such Broker-Dealer Subsidiary does not extend or maintain purpose credit to or for its customers other than in accordance with the provisions of Regulation T, and members of each Broker-Dealer Subsidiary regularly supervise its activities and the activities of members and employees of such Broker-Dealer Subsidiary to insure that such Broker-Dealer Subsidiary does not extend or maintain purpose credit to or for its customers other than in accordance with the provisions of Regulation T, except for inadvertent failures to comply with Regulation T in connection with transactions which would not reasonably be expected to have a Material Adverse Effect.

3.12         ERISA.

(a)  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106.  The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Pension Plans.

(b)  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan; (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and published interpretations thereunder with respect to such Foreign Benefit Arrangement or Foreign Plan and (B) with the terms of such plan or arrangement.

3.13         Membership in FINRA; Registration, etc.  Each Broker-Dealer Subsidiary that (a) is a Domestic Subsidiary is a member in good standing of the FINRA and is duly registered as a broker-dealer or an alternative trading system with the SEC and in each state where the conduct of a material portion of its business requires such registration and (b) is not a Domestic Subsidiary is duly registered as a broker-dealer with the applicable governing body, in each case of clauses (a) and (b) where the conduct of its business requires such registration and the failure to be so registered would reasonably be expected to have a Material Adverse Effect.  The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Loans.

3.14         Subsidiaries.  Except as set forth on Schedule 3.14 and except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 3.14 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by each Group Member and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or restricted stock awards granted to employees, directors or consultants or pursuant to stock option plans or restricted stock awards approved by the Board of the Borrower and directors’ qualifying shares) pursuant to which the Borrower or any Subsidiary may be required to issue, sell, repurchase or redeem any of its respective Capital Stock, except as created by the Loan Documents.

3.15         Use of Proceeds.  The proceeds of the Loans shall be used for working capital in the ordinary course of business, investing regulatory capital in Subsidiaries and other general corporate purposes.

3.16         Environmental Matters.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)  the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained during the period of any Group Member’s ownership, lease or operation, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation by a Group Member of, or could give rise to liability of a Group Member under, any Environmental Law;

(b)  no Group Member has received any written notice of violation, alleged violation, non-compliance, liability or potential liability of a Group Member regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge that any such notice is being threatened;

(c)  materials of Environmental Concern have not been transported or disposed of from the Properties by a Group Member in violation by such Group Member of, or in a manner or to a location that could give rise to liability of a Group Member under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of by a Group Member at, on or under any of the Properties by a Group Member in violation of, or in a manner that could give rise to liability of a Group Member under, any applicable Environmental Law;

(d)  no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, in writing under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders to which any Group Member is a party, outstanding under any Environmental Law with respect to the Properties or the Business;

(e)  there has been no release by a Group Member or threat of release by a Group Member of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability of a Group Member under Environmental Laws; and

(f)  no Group Member has assumed any liability of any other Person under Environmental Laws, other than by operation of law.

3.17         Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of the Borrower to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in any material manner (known to the Borrower, in the case of any document not furnished by it); provided, that the projections contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable in light of then-current conditions and then-current facts known to the Borrower at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

3.18         Security Agreement.  Except as set forth on Schedule 3.18:  (i) the Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof; and (ii) when stock certificates representing the Pledged Stock (as defined in the Security Agreement) are delivered to the possession of the Administrative Agent, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Security Agreement).

3.19         Labor Matters.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened in writing; (b) hours worked by and payment made to employees of each Group Member have not been in violation in any material manner of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member to the extent required in accordance with GAAP.

SECTION 4.   CONDITIONS PRECEDENT

4.1           Conditions to Initial Extension of Credit.  The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent (if not otherwise waived):

(a)  Credit Agreement; Security Agreement; Acknowledgment and Consent.  The Administrative Agent shall have received sufficient counterpart copies of (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A, (ii) the Security Agreement, executed and delivered by the Borrower and (iii) an Acknowledgement and Consent in the form attached to the Security Agreement, executed and delivered by OpCo.

(b)  Preferred Stock.  The holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock of the Borrower (“Preferred Shareholders”) shall have executed the consent in the form of Exhibit H  hereto, acceptable to the Administrative Agent in its sole discretion.

(c)  Financial Statements.  The Administrative Agent shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available without any qualification regarding the Borrower continuing as a going concern, (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, (iii) satisfactory consolidating statements for the Borrower and its consolidated Subsidiaries for the periods specified in clause (i) and (ii) of this paragraph, (iv) satisfactory audited financial statements of OpCo for the most recent fiscal year ended prior to the Closing Date and (v) periodic FOCUS Reports for OpCo for each fiscal quarter beginning with and including the quarter beginning January 1, 2007 as to which such reports are available.

(d)  Approvals.  All governmental and third party approvals necessary in connection the transactions contemplated hereby shall have been obtained and be in full force and effect.

(e)  Fees.  The Lenders, the Administrative Agent and the Lead Arranger shall have received all fees required to be paid, and all reasonable expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel, which shall not exceed $100,000), on or before the Closing Date.  All such amounts will be paid, at the option of the Borrower, in cash by wire transfer of immediately available funds, or with proceeds of Loans made on the Closing Date, and, to the extent to be paid with proceeds of Loans made on the Closing Date, will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(f)  Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of the Borrower certified by the relevant authority of the jurisdiction of organization of the Borrower, and (ii) a long form good standing certificate for the Borrower from its jurisdiction of organization.

(g)  Legal Opinions.  The Administrative Agent shall have received the legal opinions of (i) Golenbock Eiseman Assor Bell & Peskoe LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E and (ii) Howard Meyerson, Esq., general counsel of the Borrower and its Subsidiaries, substantially in the form of Exhibit F.

(h)  Pledged Stock; Stock Powers.  The Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

4.2           Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit (other than the conversion or continuation of any ABR Loan or Eurodollar Loan) requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)     Representations and Warranties.  Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date or, if such representation and warranty relates to a specific date, then as of such date.

(b)     No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5.   AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

5.1           Financial Statements.  Furnish to the Administrative Agent and each Lender:

(a)   as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated and unaudited consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated and unaudited consolidating statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on, in the case of audited financial statements, without a “going concern” or like qualification or exception by PriceWaterhouseCoopers or other independent certified public accountants of nationally recognized standing;

(b)   as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified on behalf of the Borrower by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

(c)   as soon as available, but in any event within 90 days after the end of each fiscal year of OpCo, a copy of the audited balance sheet of OpCo as at the end of such year and the related audited statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception by PriceWaterhouseCoopers or other independent certified public accountants of nationally recognized standing;  and

(d)   as soon as available, but in any event not later than 45 days after the end of each of the quarterly periods of each fiscal year of OpCo, its FOCUS Reports in respect of such period certified on behalf of OpCo by a Responsible Officer (who for purposes of this Section 5.1(d) may be a Responsible Officer of OpCo) as being correct in all material respects as of the date thereof, subject to changes resulting from subsequent audit adjustments.

All such financial statements shall fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries, or OpCo, as the case may be, and shall be prepared in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein to the extent required to be disclosed in accordance with GAAP) consistently throughout the periods reflected therein and with prior periods (except for inconsistencies resulting from Permitted Acquisitions).

5.2           Certificates; Other Information.  Furnish to the Administrative Agent and each Lender (or, in the case of clause (b), to the relevant Lender):

(a)  concurrently with the delivery of any financial statements pursuant to Section 5.1(a) or (b), (i) a certificate of a Responsible Officer on behalf of the Borrower stating that, to the best of such Responsible Officer’s knowledge, the Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate on behalf of the Borrower containing all information and calculations reasonably necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be; and

(b)  promptly, such additional financial and other information as any Lender may from time to time reasonably request through the Administrative Agent; provided that the Borrower may withhold (i) any confidential and proprietary intellectual property (excluding any risk management intellectual property) if no Default or Event of Default has occurred or is continuing and (ii) any information to which the Borrower is subject to a contractual or legal requirement prohibiting disclosure.

5.3           Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto, if any, have been provided on the books of the relevant Group Member or (b) such failure would not reasonably be expected to have a Material Adverse Effect.

5.4           Maintenance of Existence; Compliance.  (a)(i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges (including, in the case of each Broker-Dealer Subsidiary that is a Domestic Subsidiary, its registration as a broker-dealer or an alternative trading system with the SEC and its membership with the FINRA) and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 or Section 6.5(e) and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law (including, in the case of the Borrower and any Broker-Dealer Subsidiary that is a Domestic Subsidiary, all applicable rules and regulations of the SEC and the FINRA, including those dealing with net capital requirements) and all Contractual Obligations except to the extent that failure to comply therewith, would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5           Maintenance of Property; Insurance.  (a)  Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain insurance in such amounts and against such risks as the Borrower deems reasonable in the exercise of its reasonable business judgment.

5.6           Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender  (after consultation with, and subject to coordination of visits by, the Administrative Agent), at the expense of the Administrative Agent or such Lender, as the case may be (unless a Default or Event of Default has occurred and is continuing, in which case the Borrower shall pay such expenses to the extent reasonable) to visit and inspect any of its material properties and examine and make abstracts from any of its financial records at any reasonable time upon reasonable advance notice to the Borrower, and in conformity with the Borrower’s reasonable security procedures, not more than two times in any twelve month period unless a Default or Event of Default has occurred and is continuing and to discuss the business, operations, properties and financial and other condition of the Group Members with Responsible Officers of the Group Members and with their independent certified public accountants (any such discussion with such accountants to be in the presence of a Responsible Officer unless a Default or Event of Default shall have occurred and is continuing).

5.7           Notices.  Promptly give notice to the Administrative Agent and each Lender, upon a Responsible Officer obtaining knowledge thereof, of:

(a)  the occurrence of any Default or Event of Default;

(b)  any litigation or proceeding against any Group Member and not covered by insurance that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)  an ERISA Event, as soon as possible and in any event within 10 days after the Borrower knows thereof; and

(d)  any development or event that, in the reasonable judgment of the Borrower, has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer on behalf of the Borrower or Subsidiary, as the case may be, setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.8           Environmental Laws.  Except where the failure to do the same would not reasonably be expected to have a Material Adverse Effect, comply with, and use reasonable commercial efforts to require compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use reasonable commercial efforts to require that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

5.9           Compliance with Regulatory Requirements.  The Borrower will, and will cause each Broker-Dealer Subsidiary to comply in all material respects with all material rules and regulations of the SEC and the FINRA applicable to it (including such rules and regulations dealing with net capital requirements).

5.10         Additional Collateral, etc.  With respect to any issuances of Capital Stock by OpCo, Borrower shall promptly deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower, and take such other action as may be necessary to perfect the Administrative Agent’s security interest therein.

SECTION 6.   NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1           Financial Covenants.

(a)  Maximum Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any trailing period of four consecutive fiscal quarters of the Borrower to exceed 0.5 to 1.00.

(b)  Minimum Consolidated Tangible Net Worth.  Permit Consolidated Tangible Net Worth at any time to be less than the sum of (i) $121,000,000 plus (ii) 90% of the Net Proceeds to the Borrower of any offering by the Borrower of Capital Stock consummated after the Closing Date.

(c)  Minimum Shareholder Equity of Subsidiaries.  Permit the aggregate amount that would, in conformity with GAAP, be included in GAAP financial statements of each of the Subsidiaries (excluding OpCo) under stockholders’ equity at any time to be less than $50,000,000.

(d)  Minimum Cash Requirement.  Permit the sum of cash and Cash Equivalents (which in each case is unrestricted, nonsegregated, free and clear of Liens (other than Liens permitted by Section 6.3(m)) and available for substantially immediate withdrawal by the Borrower (for avoidance of doubt, it being understood that 90-day money market funds of the type described in clause (g) of the definition of “Cash Equivalents” shall be deemed to be available for substantially immediate withdrawal)) of the Borrower (but not of any Subsidiary) at any time to be less than $10,000,000, provided that if such sum is at any time less than $10,000,000, the Borrower shall have a five Business Day cure period upon obtaining knowledge of such shortfall to increase such sum to an amount equal to or greater than $10,000,000.

(e)  Minimum Net Capital Requirement of OpCo.  Permit OpCo at any time to have Net Capital of less than $20,000,000.

(f)  Maximum Aggregate Indebtedness to Net Capital Ratio of OpCo.  Permit the ratio of Aggregate Indebtedness to Net Capital at any time to be greater than 1.00 to 1.00.

6.2           Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)  Indebtedness of the Borrower pursuant to any Loan Document;

(b)  Indebtedness of the Borrower to any Subsidiary or of any Subsidiary to the Borrower or any other Subsidiary;

(c)  Guarantee Obligations incurred in the ordinary course of business by the Borrower or any Subsidiary in respect of obligations of the Borrower or any Subsidiary;

(d)  Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d) and any refinancings, refundings, renewals, replacements or extensions thereof (without increasing the principal amount or materially shortening the maturity thereof);

(e)  Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(g) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed or incurred in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and does not exceed $10,000,000 aggregate principal amount outstanding at any one time;

(f)  Indebtedness incurred by Broker-Dealer Subsidiaries under customary terms in the ordinary course of business;

(g)  Indebtedness under the Hong Kong Facility and related Guarantee Obligations;

(h)  obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Subsidiaries, or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice; and

(i)  additional Indebtedness of the Borrower (but not of any Subsidiary) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding (the “Permitted Debt”), provided that no Permitted Debt shall have (i) any financial maintenance covenants that are different from or more restrictive than those set forth in Section 6.1 and (ii) any scheduled amortization or maturities prior to the Revolving Termination Date.

6.3           Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired (including the Capital Stock of any Subsidiary), except (each of the following being a “Permitted Lien”):

(a)  Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c)  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d)  deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the relevant Group Member’s interest in the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)  Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(d), and Liens incurred to secure any Indebtedness permitted under Section 6.2(d) to refinance such Indebtedness; provided that no such Lien is spread to cover any additional property after the Closing Date and that the principal amount of Indebtedness secured thereby is not increased;

(g)  Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 6.2(e), provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the principal amount of Indebtedness secured thereby is not increased;

(h)  Liens created pursuant to the Security Agreement;

(i)  any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j)  any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof as of such date;

(k)  Liens created, incurred or assumed by any Broker-Dealer Subsidiary upon assets owned by such Subsidiary or held for such Subsidiary’s account to secure Indebtedness and other liabilities incurred under Section 6.2(f);

(l)  Liens securing judgments for the payment of money not constituting an Event of Default under Section 7(h) or securing appeal or other surety bonds relating to such judgments; and

(m)  Liens, including rights of set-off, of depository banks in bank account deposits.

6.4           Fundamental Changes.  Merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)   the Borrower or any of its Subsidiaries may merge or consolidate with any Person; provided that (i) in the case of any merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving corporation; (ii) in the case of any merger or consolidation involving a Subsidiary, the surviving entity shall be a Group Member; and (iii) in the case of any merger or consolidation involving a Broker-Dealer Subsidiary, the surviving entity shall be a Broker-Dealer Subsidiary;

(b)   any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (i) to the Borrower or any Subsidiary; provided that (A) in the case of any such Disposition by any Subsidiary, the transferee entity shall be a Group Member and (B) in the case of any such Disposition by any Broker-Dealer Subsidiary, the transferee entity shall be a Broker-Dealer Subsidiary, (ii) to the Borrower or OpCo (upon voluntary liquidation or otherwise) or (iii) pursuant to a Disposition permitted by Section 6.5;

(c)   any Investment expressly permitted by Section 6.8 may be structured as a merger, consolidation or amalgamation; and

(d)   any Subsidiary of the Borrower may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such liquidation or dissolution or change in legal form is in the best interests of the Borrower or such Subsidiary and is not materially disadvantageous to the Lenders.

6.5           Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)   the Disposition of obsolete, worn out or immaterial property in the ordinary course of business;

(b)   the sale of inventory and other assets (including securities and derivatives) in the ordinary course of business;

(c)   Dispositions permitted by clause (i) or (ii) of Section 6.4(b);

(d)   the sale or issuance of the Capital Stock of any Subsidiary to the Borrower or any other  Subsidiary;

(e)   the sale by any Subsidiary of its property or assets to the Borrower or any other Subsidiary;

(f)    any Restricted Payment or Investment that is permitted to be made, and is made, under Section 6.6 or 6.8, respectively;

(g)   the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h)   sales or grants of licenses or sublicenses to use the Borrower’s or any of its Subsidiaries’ trademarks, patents, trade secrets, know-how or other intellectual property and technology to the extent that such sale, license or sublicense does not materially interfere with the business of the Borrower or any of its Subsidiaries, taken as a whole; and

(i)    Dispositions in the ordinary course of business of Cash Equivalents.

6.6           Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)  any Subsidiary may declare and pay dividends ratably with respect to its Capital Stock;

(b)  the Borrower may make the Permitted Dividend;

(c)  any Group Member may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of the same or a more junior class of Capital Stock;

(d)  the Borrower may declare and pay dividends, or enter into and consummate any stock buy-back program or any Employee Stock Repurchase to the extent not permitted by Section 6.6(e), provided (i) the Borrower is in pro forma compliance with the financial covenants set forth in Section 6.1 both before and after giving effect to the payment of any such dividends or consummation of such stock buy-back program and (ii) on the date of any such transaction, the aggregate amount expended in connection with all such transactions since the Closing Date shall not exceed 50% of the cumulative Free Cash Flow for each fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.1 prior to the date of such transaction; and

(e)  the Borrower may repurchase and/or redeem shares, options or other Capital Stock from employees, directors, consultants or other service providers of the Borrower or any Subsidiary (collectively, “Employee Stock Repurchases”), provided that (i) the Borrower is in pro forma compliance with the financial covenants set forth in Section 6.1 both before and after giving effect to the payment associated with such repurchases and redemptions and (ii) the aggregate amount expended in connection therewith since the Closing Date shall not exceed $5,000,000 during the term of this Agreement.

6.7           Capital Expenditures.  Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $50,000,000.

6.8           Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)   extensions of trade and other business credit in the ordinary course of business;

(b)   investments in Cash Equivalents and other Investments in the ordinary course of a broker-dealer or equity agency business;

(c)   Guarantee Obligations permitted by Section 6.2;

(d)   loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(e)   Investments constituting Permitted Acquisitions or other Investments; provided that (i) the aggregate cash consideration for Permitted Acquisitions and Investments under this clause (e) since the Closing Date shall not exceed $150,000,000 and (ii) the aggregate amount of the cash consideration paid in connection with Investments (other than Permitted Acquisitions) made under this clause (e) shall not be in excess of $50,000,000;

(f)    any Investment by the Borrower or a Broker-Dealer Subsidiary in a Broker-Dealer Subsidiary, or any Investment by the Borrower or a Broker-Dealer Subsidiary in the form of the purchase by the Borrower of any Investment held by a Broker-Dealer Subsidiary, in either case with the intent of (i) permitting such Broker-Dealer Subsidiary to comply with applicable capital requirements on a temporary basis or (ii) to finance the working capital needs or other general business purposes of such Broker-Dealer Subsidiary;

(g)   Investments consisting of extensions of credit entered into or made or that are received in the ordinary course of business in accordance with normal practice and Investments received in satisfaction or partial satisfaction therefrom from financially troubled or otherwise delinquent account debtors in the ordinary course of business;

(h)   Investments existing on the date hereof and set forth on Schedule 6.8 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.8;

(i)    promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 6.5;

(j)    Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers, customers or other trade debtors or in settlement of delinquent obligations of, or other disputes with, customers, suppliers or other trade debtors arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment; and

(k)   Investments expressly permitted by Section 6.6.

6.9           Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or Subsidiary) unless such transaction is (a) (i) not otherwise prohibited under this Agreement and (ii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) a Restricted Payment expressly permitted by Section 6.6, (c) if such Affiliate is an employee, officer or director of the Borrower or any Subsidiary, in the nature of benefits or other similar arrangements (including retirement, health, stock option and other benefit plans and reimbursement or advancement of out-of-pocket expenses, and director’s and officer’s liability insurance) and indemnification arrangements generally available to employees, managers, officers or directors of the Borrower or any Subsidiary or otherwise approved by the Board of Directors of the Borrower or (d) if such Affiliate is an employee of the Borrower or any Subsidiary, in the nature of compensation (including bonus) approved by any then-constituted compensation committee of the Board of Directors of the Borrower, or, if no compensation committee has been so constituted, of the Board of Directors of the Borrower.

6.10         Swap Agreements.  Enter into any Swap Agreement for speculative purposes, it being understood and agreed that the following shall, without limitation, not be deemed to be for speculative purposes: (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock of any Person other than the Borrower itself), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (c) Swap Agreements entered into in order to swap currency in connection with funding the business of the Borrower and its Subsidiaries in the ordinary course of business or in connection with any Permitted Acquisitions.

6.11         Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

6.12         Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses of the type in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related or incidental to an equity agency or equity broker dealer business model.

6.13         Optional Payments and Modifications of Certain Debt Instruments.  (a) Make or offer to make (in a manner which would be binding on the Borrower or a Subsidiary) any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Permitted Debt; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Permitted Debt if, as a result thereof, it would cease to qualify as such.

6.14         Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, unless the sale of such property is or would be permitted pursuant to Section 6.5.

6.15         Regulations of the Board.  Use any proceeds of the Loan for any purpose that violates any of the Regulations of the Federal Reserve Board, including Regulations T, U and X.

6.16         Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement which is material to the operations of its business that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations (and incidental obligations relating thereto) otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

6.17         Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (iii) any restrictions pursuant to any applicable Requirements of Law.

6.18         Changes in Name, etc.  Except upon 15 days’ prior written notice to the Administrative Agent (i) change the Borrower’s jurisdiction of organization from Delaware or (ii) change the name of the Borrower or of OpCo.

SECTION 7.   EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)   the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)   any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate (including any certification of any financial statement), document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)   the Borrower shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) or Section 6; or

(d)   the Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section) and such default shall continue unremedied for a period five days after the earlier of (i) the first date on which the Borrower knows of such default or (ii) the Borrower receives written notice of such default from the Administrative Agent or the Required Lenders; or

(e)   any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due or redeemable prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

(f)    (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) any Group Member shall make a general assignment for the benefit of its creditors; or

(g)     (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan, (iii) the PBGC shall institute proceedings to terminate any Pension Plan(s), (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would, in the reasonable judgment of the Required Lenders, reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; or

(h)     one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not disputed coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)      the Security Agreement shall cease, for any reason, to be in full force and effect, or the Borrower shall so assert in writing, or any Lien created by the Security Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)      (i) the Permitted Investors in the aggregate shall cease to have the power to vote or direct the voting of securities having not less than 35% of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis); (ii) the Permitted Investors in the aggregate shall cease to own of record and beneficially an amount of common stock of Borrower equal to at least 35% of the amount of common stock of the Borrower owned by the Permitted Investors of record and beneficially as of the Closing Date; (iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Permitted Investors, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of (A) more than 25% of the outstanding common stock of the Borrower or (B) securities having 25% or more of the ordinary voting power for the election of the directors of the Borrower; (iv) the board of directors of Borrower shall cease to consist of a majority of Continuing Directors; or (v) the Borrower shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of OpCo free and clear of all Liens (except Liens created by the Security Agreement);

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, the Revolving Commitments shall immediately and automatically terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately and automatically become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 8.   THE AGENTS

8.1           Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

8.3           Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct or from breach by any such Person of any contractual obligations to the Borrower) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

8.4           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6           Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any affiliate of the Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7           Indemnification.  The Lenders agree to indemnify the Administrative Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”)  (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8            Administrative Agent in Its Individual Capacity.  The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent was not the Administrative Agent.  With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

8.9            Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 9.   MISCELLANEOUS

9.1            Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  The Required Lenders and the Borrower may, or, with the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of (a) adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or (b) waiving, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may  specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral without the written consent of all Lenders; (iv) amend, modify or waive any provisions in Sections 2.11(a) or (b) without the written consent of each Lender adversely affected thereby; or (v) amend, modify or waive any provision of Section 8 without the written consent of the Administrative Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

9.2            Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Liquidnet Holdings, Inc. 498 Seventh Ave. New York, NY 10018
Attention: Chief Financial Officer
Telecopy: (646) 674-2084
Telephone: (646) 674-2153

with a copies to:
Liquidnet Holdings, Inc. 498 Seventh Ave. New York, NY 10018
Attention: General Counsel
Telecopy: (646) 674-2084
Telephone: (646) 674-2044

Golenbock Eiseman Assor Bell & Peskoe LLP 437 Madison Ave., 40th Floor New York, NY 10022-7302
Attention: Andrew C. Peskoe, Esq.
Telecopy: (212) 754-0330
Telephone: (212) 907-7300

Administrative Agent:	JPMorgan Chase Bank, N.A. Broker Dealer Operations – Wall Street 4 New York Plaza – 11th Floor

New York, New York 10004
Attention: Broker Dealer Loan Operations or Barbara
Huether
Telecopy: (212) 623-0211
Telephone: (212) 623-0312

with copies to:
JPMorgan Chase Bank, N.A. 277 Park Ave. – 14th Floor New York, New York 10172
Attention: Riva L. Brandt
Telecopy: (212) 270-1511
Telephone: (212) 622-1876
E-Fax: (212) 622-1876

JPMorgan Chase Bank, N.A. 270 Park Ave. – 22nd Floor New York, New York 10017
Attention: Alex J. Taboas
Telecopy: (212) 270-1511
Telephone: (212) 270-8272

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3            No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4            Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5            Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) for the period through the Closing Date (which shall not exceed the amount of $100,000) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one firm of counsel to the Administrative Agent (and any necessary special counsel and, if an Event of Default is in existence and there exists one or more conflicts among the defenses available to the Administrative Agent and the Lenders, one additional firm of counsel to the Lenders), (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, its affiliates and the Administrative Agent and their respective officers, directors, employees, advisors, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), regardless of whether any Indemnitee is a party thereto, provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or from the breach by such Indemnitee of any contractual obligations to the Borrower.  All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the attention of the Chief Financial Officer of the Borrower with a copy to the attention of the General Counsel of the Borrower, both at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

9.6           Successors and Assigns; Participations and Assignments.

(a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower prior to any Lender approaching a potential Assignee about an assignment (such consent not to be unreasonably withheld; it being understood that the Borrower shall have the right to withhold its consent if the Assignee is a competitor identified in writing by the Borrower from time to time (subject to the Administrative Agent’s reasonable agreement that such Assignee constitutes a competitor), or current or prior business partner or vendor of the Borrower), provided that (I) consent shall be deemed given if Borrower does not reject any Lender’s request for assignment within five Business Days of the Borrower’s receipt of a written request for its consent from such Lender and (II) no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

(B) the Administrative Agent (such consent not to be unreasonably withheld).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the lesser of $5,000,000 and 10% of the aggregate Revolving Commitments unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (the cost of which shall not be chargeable to the Borrower);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D) the Assignee has entered into a confidentiality agreement substantially similar to the confidentiality agreement between the Borrower and the Lead Arranger, unless an Event of Default has occurred or is continuing.

For the purposes of this Section 9.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.12 and 9.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with and subject to paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall (i) maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register and (ii) record in the register the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive (absent demonstrable error), and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i)  Any Lender may, subject to the same conditions set forth in Sections 9.6(b)(i), (b)(ii)(A) and (b)(ii)(D) above, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant’s interest is recorded in the Register to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section or in a comparable register maintained by the relevant Lender.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender; provided that such Participant’s interest is recorded in the Register to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section or in such a register maintained by the relevant Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, which shall not be unreasonably withheld.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.13 unless such Participant complies with Section 2.13(d).

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

9.7           Withholding Tax.

To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

9.8            Adjustments; Set-off. Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 9.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(a)  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

9.9            Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.10          Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11          Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.12          GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.13          Submission To Jurisdiction; Waivers.  Each of the Borrower, the Administrative Agent and each Lender hereby irrevocably and unconditionally:

(a)   submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, as the case may be at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.14          Acknowledgements.  The Borrower hereby acknowledges that:

(a)      it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)      neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)      no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.15         Releases of Liens.

(a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take any action requested by the Borrower having the effect of releasing any Collateral (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) under the circumstances described in paragraph (b) below.

(b)  At such time as the Loans and the other outstanding monetary obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full and the Revolving Commitments have been terminated, (i) the Collateral shall be released from the Liens created by the Security Agreement and the Security Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Agreement shall terminate, all immediately and without delivery of any instrument or performance of any act by any Person; and (ii) the Administrative Agent shall immediately deliver to the Borrower a customary pay-off letter, UCC-3 termination statements, the certificates representing the shares of Capital Stock pledged pursuant to the Security Agreement and other documents necessary or desirable to evidence the termination and release of all the Liens under the Loan Documents.

9.16          Confidentiality.  Each of the Administrative Agent and each Lender agrees to keep, and will cause its employees and agents to keep, confidential all non-public information provided to it by the Borrower, the Administrative Agent or any Lender pursuant to or in connection with this Agreement unless it is otherwise designated in writing by the provider thereof as not confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof who needs to know such information in order to effect the arrangements contemplated hereby and who are advised of the confidentiality of such non-

public information and agree to maintain the confidentiality of such non-public information, provided, however, that  in no event will any confidential information be disclosed by the Administrative Agent or any Lender to any affiliate, agent or representative of any of them who is directly involved in trading equity securities for, or directly supervising the trading of equity securities at, Administrative Agent or any Lender, (b) subject to an agreement to comply with the provisions of this Section except as otherwise provided in Section 9.6(b)(ii)(D), to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who needs to know such information in order to effect the arrangements contemplated hereby and who are advised of the confidentiality of such non-public information and agree to maintain the confidentiality of such non-public information, provided, however, that  in no event will any confidential information be disclosed by the Administrative Agent or any Lender to any affiliate, agent or representative of any of them who is directly involved in trading equity securities for, or directly supervising the trading of equity securities, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than by such Person or such Person’s affiliates in violation of this Section 9.16 or any other applicable confidentiality obligation, (h) in connection with the exercise of any remedy hereunder or under any other Loan Document or (i) if agreed by the Borrower in its sole discretion, to any other Person; provided that prior to any disclosure under clauses (e) or (f), the Borrower shall have been promptly notified in writing of such proposed disclosure and afforded the opportunity to seek a protective order or request confidential treatment of such information and shall cooperate with the Borrower in any such efforts.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

9.17          WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.18          USA PATRIOT Act.  Each Lender subject to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is hereby required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LIQUIDNET HOLDINGS, INC.

By:	/s/ Robert Young
Name: Robert Young
Title: Chief Operating Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Alexeev J. Taboas
Name: Alexeev J. Taboas
Title: Vice President

Signature Page to the Liquidnet Holdings, Inc. Credit Agreement